Exhibit (a)(1)(F)

FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM

Confirmation of Receipt of Election Form

This Confirmation of Receipt of Election Form is related to the offer from Orbitz Worldwide, Inc. to exchange certain outstanding stock options.

We have received your Election Form electing to participate in the offer to exchange the eligible options as indicated in your Election Form.

Please note that you may withdraw your election at any time before midnight, U.S. Central Daylight Time, on May 28, 2010 by submitting a Notice of Withdrawal.

If you have any questions, please contact Paul Wolfe, GVP-Human Resources, at (312) 894-4850 or send an email to tenderoffer@orbitz.com.